THIS AMENDMENT NO. 1 ON SCHEDULE 13G, FILED BY ODYSSEY PARTNERS, L.P. (THE "REPORTING PERSON") AND PERTAINING TO THE REPORTING PERSON'S OWNERSHIP OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF CELLNET DATA SYSTEMS, INC.
IS BEING FILED TO CORRECT AN ERRONEOUS AND UNAUTHORIZED SCHEDULE 13G DATED FEBRUARY 10, 1997 AND FILED ON FEBRUARY 14, 1997. SET FORTH BELOW IS A COMPLETE AMENDED AND RESTATED SCHEDULE 13G.


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*

                           CELLNET DATA SYSTEMS, INC.
                                (NAME OF ISSUER)


                    COMMON STOCK, PAR VALUE $ 0.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   15115M-10-1
                                 (CUSIP NUMBER)






*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                SCHEDULE 13G


CUSIP NO.  15115M-10-1                          PAGE  2  OF  5  PAGES
                                                     ---    ---


     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Odyssey Partners, L.P. (E.I. No. 13-5614745)

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)        [_]
                                                                 (b)        [_]

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF        5      SOLE VOTING POWER
  SHARES                     3,637,045
BENEFICIALLY
  OWNED BY        6      SHARED VOTING POWER
   EACH                      -0-
 REPORTING
  PERSON          7      SOLE DISPOSITIVE POWER
   WITH                      3,637,045

                  8      SHARED DISPOSITIVE POWER
                             -0-

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,637,045

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                               [_]

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            9.4%

    12      TYPE OF REPORTING PERSON*

            PN

ITEM 1 (A) - NAME OF ISSUER:

      Cellnet Data Systems, Inc.

ITEM 1 (B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      125 Shoreway Road
      San Carlos, CA  94070

ITEM 2 (A) - NAME OF PERSON FILING:

      Odyssey Partners, L.P.

ITEM 2 (B) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      31 West 52nd Street
      New York, NY  10019

ITEM 2 (C) - CITIZENSHIP:

      A Delaware limited partnership

ITEM 2 (D) - TITLE OF CLASS OF SECURITIES:

      Common Stock, $ 0.001 par value

ITEM 2 (E) - CUSIP NO.:

      15115M-10-1

ITEM 3:

      Not Applicable

ITEM 4 - OWNERSHIP:

      ITEM 4 (A) - AMOUNT BENEFICIALLY OWNED:

            3,637,045

      ITEM 4 (B) - PERCENT OF CLASS:

            9.4%

      ITEM 4 (C) - NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

      (i)   Sole power to vote or to direct the vote:
            3,637,045

      (ii)  Shared power to vote or to direct the vote:
            - 0 -

      (iii)  Sole power to dispose or to direct the disposition of:
            3,637,045

      (iv)  Shared power to dispose or to direct the disposition of:
            - 0 -

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Not Applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Not Applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

      Not Applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

      Not Applicable

ITEM 10 - CERTIFICATION:

      Not Applicable


                                SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



ODYSSEY PARTNERS, L.P.

By:     /s/ Jack Nash
        ---------------
        Jack Nash
        General Partner


Dated:   February 24, 1997